Issuer Free Writing Prospectus dated March 19, 2025

Filed Pursuant to Rule 433

Registration No. 333-265488

Plug Power Inc.

Shares of Common Stock

Pre-funded Warrants to Purchase Shares of Common Stock

Warrants to Purchase Shares of Common Stock This free writing prospectus relates only to the offering by Plug Power Inc. of shares of common stock, pre-funded warrants to purchase shares of common stock and warrants to purchase shares of common stock described below and should be read together with the base prospectus, dated June 8, 2022, included in our Registration Statement on Form S-3 (Registration No. 333-265488) filed on June 8, 2022 with the U.S. Securities and Exchange Commission, including the documents incorporated by reference therein (the “base prospectus”).

The information in this communication supersedes the information in the base prospectus to the extent inconsistent with the information in the base prospectus. Unless the context otherwise indicates, references in this prospectus to “our company,” “we,” “our” and “us” refer collectively to Plug Power Inc., a Delaware corporation, and its subsidiaries.

Issuer:	Plug Power Inc.

Securities Offered:	We are offering (i) shares of our common stock, (ii) pre-funded warrants to purchase shares of common stock and (iii) warrants to purchase shares of our common stock.

Terms of Pre-Funded Warrants

The following is a summary of the material terms and provisions of the pre-funded warrants to purchase shares of common stock. The pre-funded warrants will be issued separately from the shares of common stock and accompanying warrants, and may be transferred separately immediately thereafter.

Term

The pre-funded warrants will be immediately exercisable upon issuance and will expire on the third anniversary of the issuance date.

Exercise Price

The pre-funded warrants offered hereby will have an exercise price of $0.001 per share.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would own more than 4.99% of our outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers in this offering may also elect prior to the issuance of pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. Further, such pre-funded warrants may not be exercised to the extent that such exercise would result in a holder and its affiliates beneficially owning more than 9.99% of the outstanding common stock or outstanding voting power of the company (including shares of common stock issuable upon exercise of the warrants held by them).

Cashless Exercise

If, at the time a holder exercises the pre-funded warrants, a registration statement registering the issuance of the shares of common stock underlying such warrants under the Securities Act of 1933, as amended (the “Securities Act”), is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to the company upon of the exercise of the pre-funded warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrant.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.

Trading Market

There is no established trading market for any of the pre-funded warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the pre-funded warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such pre-funded warrant holders exercise their warrants.

Waivers and Amendments

No term of the pre-funded warrants may be amended or waived without the written consent of the company on one hand, and the holder of such pre-funded warrant, on the other.

Terms of Warrants Offered

The following is a summary of the material terms and provisions of the warrants to purchase shares of common stock. The warrants will be issued separately from the shares of common stock and pre-funded warrants, and may be transferred separately immediately thereafter.

Term

The warrants will be exercisable from the sixth-month anniversary of date of the issuance date, and will expire on the third anniversary of the issuance date.

Exercise Price

The warrants offered hereby will have an exercise price of $2.00 per share. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, distribution of assets, stock splits, reorganizations or similar events affecting our common stock.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of our outstanding common stock immediately after exercise (the “Maximum Percentage”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Maximum Percentage after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. Further, such warrants may not be exercised to the extent that such exercise would result in a holder and its affiliates beneficially owning more than the Maximum Percentage of the outstanding common stock or outstanding voting power of the company (including shares of common stock issuable upon exercise of the warrants held by them).

Cashless Exercise

If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant..

Fundamental Transactions

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. Alternatively, in connection with any fundamental transaction, the holder of a warrant shall be entitled to receive the cash value of the remaining unexercised portion of its warrant, such value to be calculated using the Black-Scholes Option Pricing Model, as described in the warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.

Trading Market

There is no established trading market for any of the warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such warrant holders exercise their warrants.

Waivers and Amendments

No term of the warrants may be amended or waived without the written consent of the holder of such warrant.

Exchange Listing	Our common stock is listed on The Nasdaq Capital Market under the symbol “PLUG.” There is no established public trading market for the warrants or pre-funded warrants, and we do not expect a market to develop. We do not intend to list the warrants or pre-funded warrants on The Nasdaq Capital Market or any other national securities exchange or nationally recognized trading system.

Use of Proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes

The issuer has filed a registration statement (including the base prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. Copies of the final prospectus supplement for this offering may be obtained, when available, for free by visiting EDGAR on the SEC website at www.sec.gov or by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad St., 26th Floor, New York, NY 10004], by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.